Exhibit 99.1

BOYD GAMING DELIVERS NON-BINDING PRELIMINARY INDICATION OF

INTEREST TO STATION CASINOS, INC.

LAS VEGAS, February 23, 2009 — Boyd Gaming Corporation announced today that it delivered a non-binding preliminary indication of interest (the “Indication of Interest”) to the Board of Directors of Station Casinos, Inc. (“Station”).

The full text of the Indication of Interest delivered to Station follows:

February 23, 2009

Board of Directors

Station Casinos, Inc.

1505 South Pavilion Center Drive

Las Vegas, NV 89135

Attention: Frank J. Fertitta III, Chairman, President and Chief Executive Officer

Dear Frank:

Boyd Gaming Corporation (“we” or “Boyd”) is pleased to submit this non-binding preliminary indication of interest (a “Proposal”) with respect to Station Casinos, Inc. (“Station” or the “Company”).

Transaction

Boyd is interested in exploring an acquisition of 100% of the OpCo Assets. In addition, should the Company determine to pursue sale transactions with respect to the PropCo Assets, we would consider an acquisition that includes those assets as well. The terms “OpCo Assets” and “PropCo Assets” are defined below under the heading “General.”

Rationale

We believe that Boyd is uniquely qualified to operate the assets of Station. We are dedicated to operating first class casino entertainment facilities and have demonstrated this commitment within the Las Vegas market for over thirty years.

Key Assumptions and Value Drivers

This letter is based on publicly available information. We have made numerous assumptions concerning the OpCo Assets, the PropCo Assets and the Land Loan (defined below under the heading “General”). These assumptions include continued operation of the business in the ordinary course.

There are certain key drivers and assumptions that may change our views, either positively or negatively, which we plan to further investigate during a formal due diligence process.

Valuation

Based on available public information, we estimate that the enterprise value of the OpCo Assets is approximately $950 million. Subject to the completion of a due diligence review to Boyd’s satisfaction, including confirmation of the estimated enterprise value of the OpCo Assets, Boyd would be prepared to offer this amount in cash to existing stakeholders to acquire the OpCo Assets following, or as part of, the reorganization of Station. We believe this value would present a superior recovery to the unsecured creditors of Station versus the current Exchange Offer as outlined in the Company’s Form 8-K filed on February 4, 2009. We would be interested in pursing a transaction to acquire the Station assets as either a “stalking horse bidder” pursuant to Section 363 of the Bankruptcy Code or, as a co-sponsor or plan proponent (with Station or other applicable debtor) in a consensual plan of reorganization or, in the alternative, as a competing plan proponent, in each case pursuant to Chapter 11 of the Bankruptcy Code.

Financing

As of December 31, 2008, Boyd had approximately $2 billion in available liquidity under its Revolving Credit Facility. We have sufficient liquidity to finance a cash transaction consistent with the terms outlined in this Proposal.

Conditions and Approvals

Boyd considers the publicly available information to be very limited, and completion of detailed due diligence may lead us to substantially modify this Proposal or to decide not to make a binding offer.

Boyd envisions that any binding offer would be subject to the satisfaction or waiver of customary conditions, including, the completion of a due diligence review to Boyd’s satisfaction; the negotiation and execution of definitive agreements containing terms and conditions satisfactory to Boyd; obtaining all required governmental, regulatory and third-party approvals or consents; and confirmation of the Plan of Reorganization by the Bankruptcy Court pursuant to the provisions of the Bankruptcy Code, or approval of a purchase of the OpCo Assets pursuant to an order of the Bankruptcy Court, among other conditions.

Due Diligence

In order to be in a position to deliver a binding offer, we will need to meet with Station’s key managers and visit Station’s casino properties. In addition, we and our advisors will need to complete customary commercial, operating, equipment condition, financial, tax, business integration, environmental and legal due diligence. We are confident that we will be able to complete our due diligence expeditiously once detailed due diligence information is made available to us. In doing so, we will seek to minimize any disruption to the business of the Company.

Timing

The submission of this Proposal has been approved by Boyd’s Board of Directors, and the Proposal has the full attention of Boyd management. We are prepared to commit the necessary resources to complete a transaction as quickly as possible. Boyd’s financial and legal advisors are prepared to immediately commence the due diligence process and proceed expeditiously. Following execution of a definitive purchase agreement, we anticipate consummating a transaction promptly following receipt of all required consents and approvals, including those approvals required by the Bankruptcy Court and the Nevada Gaming Commission, Nevada Gaming Control Board and other regulatory bodies.

Financial Advisor

Boyd has retained UBS Securities LLC as its financial advisor in connection with its evaluation of Station. Responses to or questions regarding this non-binding Proposal should be directed to:

James Stewart Managing Director UBS Securities LLC Phone: 310.556.6720	Soren Reynertson Managing Director UBS Securities LLC Phone: 212.821.3467

General

For purposes of this Proposal, “OpCo Assets” means all of Station’s assets other than (i) the assets that secure the CMBS mortgage loan and related mezzanine financings, due November 12, 2009 (the “PropCo Assets”), and (ii) the assets that secure Station’s $250 million delay-draw term loan due February 7, 2011 (the “Land Loan”).

This Proposal is a non-binding indication of interest only, and does not constitute a binding or enforceable agreement to consummate, or to negotiate, submit a binding offer or otherwise proceed with, any transaction. We will be legally bound only when and if we execute a definitive agreement in form and substance satisfactory to Boyd and subject to the conditions contained therein. This letter does not create a binding legal obligation on Boyd to make a binding offer, enter into a definitive agreement, complete any transaction or in relation to any other matter. Among other things, any legal obligation binding on Boyd will be subject to approval of our Board of Directors and execution of a definitive agreement satisfactory to us in our sole discretion.

We are enthusiastic about the opportunities presented by our Proposal and we look forward to hearing from you at your earliest convenience.

Yours sincerely,

Boyd Gaming Corporation

Keith E. Smith	William S. Boyd
President and Chief Executive Officer	Executive Chairman of the Board of Directors

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding Boyd’s expectations, goals or intentions regarding the future, including, Boyd’s preliminary non-binding indication of interest to acquire certain of the Station assets and the estimated enterprise value of OpCo, among other things. These forward-looking statements are subject to business and economic risk and reflect the current expectations of Boyd, and involve subjects that are inherently uncertain and difficult to predict. Actual results could differ materially from these forward-looking statements because of factors such as: the possibility that Boyd’s preliminary non-binding indication of interest will be rejected by Station’s board, bondholders or other lenders; the possibility that Station, Station’s bondholders or other lenders and Boyd will be unable to reach agreement on the terms of the sale of certain Station assets; the possibility that, even if Boyd does enter into a transaction with Station, the transaction will not close or that the closing may be delayed; the effect of the announcement of the preliminary non-binding indication of interest on Boyd’s lenders, strategic relationships, operating results and business generally; the effects of competition, litigation, financial community and rating agency perceptions; changes in laws and regulations; economic, credit and capital market conditions; and other factors described in Boyd’s SEC filings (including Boyd’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008) and in Boyd’s other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to Boyd as of the date hereof, and Boyd assumes no obligation to update any forward-looking statement.

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